                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)


                              IMMERSION CORPORATION
                 -----------------------------------------------
                                (NAME OF ISSUER)


                         COMMON STOCK ($0.001 PAR VALUE)
                 -----------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    452521107
                 -----------------------------------------------
                                 (CUSIP NUMBER)


                                DECEMBER 31, 1999
                       -----------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

                 CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE
                    PURSUANT TO WHICH THIS SCHEDULE IS FILED:

                                  RULE 13d-1(b)
                                  RULE 13d-1(c)
                                X RULE 13d-1(d)

           *THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A
       REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE
          SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT
        CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED
                             IN A PRIOR COVER PAGE.

          THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE
          SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT
      TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO
            ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

                                PAGE 1 OF 4 PAGES


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CUSIP No. 452521107        13G              Page 2 of 4 Pages


1.   NAME OF REPORTING PERSON:  LOUIS ROSENBERG, PH.D.
     S.S.  or  I.R.S.  IDENTIFICATION NO. OF ABOVE  PERSON:

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)[ ]
                                                                 (b)[ ]
3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION:  U.S.A.

--------------------------------------------------------------------------------
NUMBER OF SHARES           5.  SOLE VOTING POWER            2,446,261
BENEFICIALLY               6.  SHARED VOTING POWER          0
OWNED BY EACH              7.  SOLE DISPOSITIVE POWER       2,446,261
PERSON WITH                8.  SHARED DISPOSITIVE POWER     0
--------------------------------------------------------------------------------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:  2,446,261

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                 [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9      14.53%

12.  TYPE OF REPORTING PERSON                 IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP No. 452521107        13G              Page 3 of 4 Pages





Item 1.  (a)    Name of Issuer:  Immersion Corporation
         (b)    Address of Issuer's Principal Executive
                Offices:
                2158 Paragon Drive
                San Jose, California 95131

Item 2.  (a)    Name of Person Filing:
         (b)    Address of Principal Business Office or, if
                None, Residence:
                2158 Paragon Drive
                San Jose, California 95131
         (c)    Citizenship: U.S.A.
         (d)    Title of Class of Securities: Common Stock ($0.001 par value)
         (e)    CUSIP Number: 452521107

Item 3.   Inapplicable

Item 4.   Ownership
         (a)    Amount beneficially owned: 2,446,261
         (b)    Percent of class: 14.53%
         (c)    Number of shares as to which such person has:
                (i)   Sole power to vote or to direct to the
                      vote: 2,446,261
                (ii)  Shared power to vote or to direct the
                      vote: 0
                (iii) Sole power to dispose or to direct the
                      disposition of: 2,446,261
                (iv) Shared power to dispose or to direct the disposition of: 0

Item 5.   Inapplicable

Item 6.   Inapplicable

Item 7.   Inapplicable

Item 8.   Inapplicable

Item 9.   Inapplicable

Item 10.  Inapplicable


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CUSIP No. 452521107        13G              Page 4 of 4 Pages


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      -----------------------------------
                             Date


                                      -----------------------------------
                             Signature



                                      Louis Rosenberg, Ph.D.
                                      -----------------------------------
                           Name/Title